UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 8, 2018

Shenandoah Telecommunications Company
(Exact Name of Registrant as Specified in Charter)

Virginia	0-9881	54-1162807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Shentel Way P.O. Box 459, Edinburg, Virginia 22824
(Address of Principal Executive Offices) (Zip Code)

(540) 984-4141
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2018, David L. Heimbach was appointed Executive Vice President and Chief Operating Officer of Shenandoah Telecommunications Company (the “Company”), replacing Earle A. MacKenzie, whose retirement was announced on May 22, 2017. Mr. MacKenzie will continue as Executive Vice President-Special Projects for some period of time to assist with an orderly transition of responsibilities, and his base salary and benefit levels currently in effect will continue through such period of continued employment.

Mr. Heimbach, age 42, has approximately 20 years of experience in the telecommunications industry, most recently serving as Chief Operating Officer of Rise Broadband, Inc., a wireless broadband service provider, from July 2015 to October 2017.  Prior to joining Rise Broadband, he served in multiple positions with Cincinnati Bell Inc., a residential and consumer telecommunications provider, from 2003-2014 including Chief Operating Officer from March 2013 to December 2014 and Senior Vice President and General Manager of Business and Carrier Markets from November 2010 to March 2013.

                Mr. Heimbach will receive an initial base salary of $400,000.  In addition, Mr. Heimbach will be eligible to participate in the Company’s annual cash bonus plan with an initial target bonus of 70% of his base salary.  Subject to final approval by the Board at its next regularly scheduled meeting, Mr. Heimbach will receive an initial equity award of $250,000, comprised of equal parts of incentive stock options and time-based restricted stock units with the exact number of shares to be decided based on the market price at the time of Board approval.  Mr. Heimbach will also be eligible for future annual equity awards as and when considered for other executives of the Company, with target awards of no less than 130% of his base salary.  Mr. Heimbach will receive (i) a signing bonus and relocation payment of $300,000 (“Relocation Benefit”) to assist with his relocation to the Shenandoah Valley (which is subject to repayment by Mr. Heimbach under certain specific circumstances) and (ii) a temporary living expense allowance of up to $34,000 during the first twelve months of his employment.  Mr. Heimbach will also be entitled to participate in the Company’s medical, dental, 401(k) and other standard benefit plans as generally available to Company employees.

If the Company terminates Mr. Heimbach without cause, or he terminates for good reason within the first year of his employment, the Company will pay to him an amount equal to the sum of his annual base salary and his target annual cash bonus.  If such termination occurs during the second year of Mr. Heimbach’s employment, the Company will pay to him an amount equal to one-half of the sum of his annual base salary and target annual cash bonus.  If such termination occurs after the second year of Mr. Heimbach’s employment, the Company will pay to him a severance payment in accordance with the Company’s current policy or practice.

There is no family relationship between Mr. Heimbach and any director or other executive officer of the Company. No arrangement or understanding exists between Mr. Heimbach and any other person pursuant to which he was selected as an officer of the Company. Since the beginning of the Company’s last fiscal year through the date hereof, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Heimbach had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

The Company issued a press release regarding Mr. MacKenzie’s retirement, and Mr. Heimbach’s appointment as Executive Vice President and Chief Operating Officer of the Company, which is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

    (d)  Exhibits

The following exhibit is furnished with this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press Release, dated May 8, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shenandoah Telecommunications Company

Date: May 8, 2018	By:	/s/ Raymond B. Ostroski
Raymond B. Ostroski
Vice President – Legal and General Counsel